UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2010

Towers Watson & Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34594	27-0676603
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

875 Third Avenue
New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 725-7550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)  Compensatory Arrangements of Certain Officers.

On December 10, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Towers Watson & Co. (the “Company”) granted James K. Foreman, the Company’s Managing Director, Americas, an award of 28,500 restricted shares of Class A Common Stock of the Company (the “Award”).  The Award was granted pursuant to the Company’s shareholder-approved 2009 Long Term Incentive Plan.

The Committee determined to grant the Award to Mr. Foreman primarily for retention and motivational purposes as well as to enhance his ownership stake in the Company in order to promote alignment with the Company’s goal of maximizing stockholder value.  The Committee also considered the reduction in the number of restricted shares of Class A Common Stock of the Company that Mr. Foreman was granted on January 1, 2010 in exchange for an outstanding award of Towers Perrin restricted stock units.  However, the Committee granted the Award at its discretion, taking into account all of the factors listed above, and not pursuant to any contractual obligation to compensate Mr. Foreman for the reduced value of his earlier grant.

The Award vests in equal annual installments over a three-year period with the first installment vesting on January 1, 2011, subject to Mr. Foreman remaining in continuous service with the Company through the applicable vesting date.  In the event that Mr. Foreman’s employment with the Company is terminated for reasons other than death, disability or termination by the Company without cause, all of the shares underlying the Award that have not yet vested will be forfeited.  Dividends will accrue on shares underlying the Award and will be paid around the time, and only to the extent, that the underlying shares vest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERS WATSON & CO.

Dated: December 10, 2010	By:	/s/ Walter W. Bardenwerper
	Name:	Walter W. Bardenwerper
	Title:	Vice President and General Counsel